Exhibit 10.1

December 11, 2024

Henrique Braun

Dear Henrique,

I am delighted to confirm your new position as EVP and Chief Operating Officer, with an effective date of January 1, 2025, as elected by The Coca-Cola Company Board of Directors. You will report to me. The information contained in this letter provides details of your new position.

•	Your principal place of employment will be Atlanta, Georgia.

•	Your annual base pay for your new position will be USD 1,050,000. Your next base salary review will be in April 2026.

•	You will continue to be eligible to participate in the Annual Incentive Plan. Your target annual incentive for your position is 175% of your annual base pay. Any payment will depend on both the business performance and your personal contributions. Awards are made at the discretion of the Talent and Compensation Committee of the Board of Directors based upon recommendations by Senior Management. As a discretionary program, the performance factors, eligibility criteria, payment frequency, award opportunity levels and other provisions are variable. The plan may be modified from time to time.

•	You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive (LTI) program. Awards are made at the discretion of the Talent and Compensation Committee of the Board of Directors based upon recommendations by Senior Management. You will be eligible to receive LTI awards within guidelines for the level assigned to your position and based upon your leadership potential to impact the company’s future growth. As a discretionary program, eligibility criteria, award opportunity levels, the award timing, frequency, size and mix of award vehicles are variable.

•	You will be expected to acquire and maintain share ownership at a level equal to five times your base salary. Because this represents an increase from your prior target level, you will have an additional two years, or until December 31, 2026, to meet your requirement. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Talent and Compensation Committee of the Board of Directors the following February.

•	You will be able to utilize the Company owned aircraft for business use. You, and your immediate family traveling with you, may also utilize the Company owned aircraft for reasonable personal use. Any such personal use must be pre-approved by the Chief Executive Officer. Any personal use of the aircraft by you and your immediate family members will result in imputed taxable income. There will be no tax gross-ups for you or your immediate family regarding personal aircraft use.

•	You are required to enter into the Agreement on Confidentiality, Non-Competition, and Non-Solicitation, as well as the Agreement Covering Inventions, Discoveries, Copyrightable Material, Trade Secrets, and Confidential Information that will be provided to you soon.

•	This letter is provided as information and does not constitute an employment contract.

Henrique, I feel certain that you will continue to find challenge, satisfaction, and opportunity in this role and as we continue our journey during this important time.

Sincerely,

/s/ James Quincey

James Quincey

Chairman and CEO

I, Henrique Braun, accept this offer

Signature: /s/ Henrique Braun

Date: December 11, 2024